Exhibit 10.1

Limoneira Company Announces Governance Enhancements for its Board of Directors

SANTA PAULA, Calif.-- (BUSINESS WIRE) – August 1, 2022 – The Board of Directors of Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced enhancements to its Board of Directors. Scott Slater is appointed Chairperson of the Board of Directors. Slater, who joined the board in 2012 succeeds Gordon Kimball, who is stepping down as Chairperson due to health reasons and will remain a director of the Company. In addition, Amy Fukutomi is resigning as a director of the Company effective August 1, 2022. and will now serve as Vice President of Compliance and Corporate Secretary of the Company. Upon Fukutomi’s resignation, the size of the board is reduced from ten to nine directors.

Limoneira Chairperson of the Board, Scott Slater, stated, “I am honored to become Chairperson of Limoneira after serving over 10 years as a director. The improvements we are implementing for our overall corporate governance of Limoneira will contribute to sustainable economic development by enhancing the long-term performance of our environmental, social and governance practices. Limoneira has a tremendous opportunity ahead and I believe the improvements we are making today in all aspects of our Company will be very rewarding for employees, partner growers, and stockholders of our Company.

We thank Gordon for his leadership, insight and guidance during his eight years as Chairperson of the board and are very pleased he will continue to serve as a director. In addition, upon Amy’s resignation, she will continue to serve our Company as Vice President of Compliance and Corporate Secretary. This position handles many duties including all stock related filings for insiders and other stockholder compliance matters under the Securities and Exchange Commission and Sarbanes Oxley Act. She will also ensure that directors have proper advice and resources for discharging their fiduciary duties to stockholders and will serve as a confidante and resource to the board and senior management regarding board responsibilities and logistics.”

Mr. Slater has served as a director of the Company since 2012. Mr. Slater is currently a shareholder with the law firm of Brownstein Hyatt Farber Schreck and has 37 years’ experience representing clients in complex water matters, primarily in the Western United States. He serves as a member of the firm’s Executive Committee. He provides transactional counseling and drafted proposed legislation and represented clients in water litigation across California and was the lead negotiator of the largest water conservation-based transfer in United States history. He is the author of California Water Law and Policy, the leading water law treatise in California and he has also taught water law in the United States, Australia and China. He was selected by the California Daily Journal as one of the best 100 lawyers in California. He is presently the Chief Executive Officer and serves on the Board of Directors of Cadiz, Inc., a publicly traded company that has acquired and is holistically managing and developing indigenous water resources in desert regions in Southern California including the sustainable cultivation of hemp and citrus.

Limoneira Director, Gordon Kimball, stated, “It has been an honor and a privilege to have served as Chairperson of the Limoneira Company Board of Directors for eight years. I am pleased with our accomplishments and the exciting opportunities we have ahead of us. The Board of Directors recently formulated a strategic plan to expand One World of Citrus and unlock value in non-core assets. We have over 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina and selectively monetizing certain assets in the portfolio creates a tremendous value creation opportunity for our stockholders.”

Ms. Fukutomi commented, “It has been a pleasure to serve as director for Limoneira and I am very excited to now focus on my new role as Vice President of Compliance and Corporate Secretary. We made many strategic enhancements to our board over the past years and this new role is another step in the important process of always ensuring our board is serving and leading our amazing Company.”

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.